Exhibit 99.1

Contact:	Curtis Garner

Chief Financial Officer

Otelco Inc.

205-625-3580

Curtis@otelcotel.com

Otelco Announces Funding of New Credit Facilities

ONEONTA, Alabama (February 17, 2016) – Otelco Inc. (NASDAQ: OTEL), a wireline telecommunication services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, announced previously on January 25, 2016, the execution of new credit facilities totaling $105 million in aggregate. Today, funding took place on $100 million of term loans under the new credit facilities. The funding proceeds were used to repay in full all amounts outstanding under the Company’s existing bank-syndicated credit facility and to fund transaction related expenses. The $5 million revolving credit facility provided for in one of the new credit facilities remained undrawn at the time the new term loans were funded.

Concurrent with the repayment of all amounts outstanding under the Company’s existing bank-syndicated credit facility, the 232,780 outstanding shares of the Company’s Class B common stock, which were held by the lenders under that credit facility, were automatically exchanged for an equal number of shares of the Company’s Class A common stock, as required under the Company’s certificate of incorporation.

“The plans we announced last month to utilize new credit facilities to repay our bank-syndicated loan have been executed,” said Rob Souza, President and Chief Executive Officer of Otelco. “The new facilities support Otelco’s ability to efficiently provide existing and new telecommunications capabilities to our customers while we continue to reduce our leverage.”

Investor questions can be addressed on the Company’s quarterly results conference call scheduled for 11:30 a.m. Eastern on Tuesday, March 8, 2016. To listen to the call, participants should dial (785) 830-1926 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 2:30 p.m. (Eastern Time) on March 8, 2016 through March 22, 2016, by dialing (719) 457-0820 and entering Confirmation Code 596007.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With more than 97,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

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